Exhibit 10.4

April 21, 2023

Josh Sodaitis

Chief Executive Officer

Peer to Peer Network aka Mobicard Inc.

https://www.ptopnetwork.com/

https://freemobicard.com/

Corporate Office:

45 Prospect Street

Cambridge, MA 02139

Registered Agents Inc.:

30 N Gould St. Ste R

Sheridan, WY 82801

via certified mail, first class mail, and e-mail: joshsmobicardinc@gmail.com & info@freemobicard.com

Mr. Sodaitis,

Andy Sanjani directly owns 1,662,455,448 common shares out of 18,098,761,412 issued and outstanding shares of Peer to Peer Network (OTC: PTOP) as per OTC Markets, and therefore is the single largest shareholder of the Company. He has held the shares for over six months. In order to verify the business conditions of the Company, the accuracy of its books and records, ascertain the true share count and shareholder votes cast in favor of corporate resolutions, and in the interests of protecting his investment and the investments of all shareholders, Mr. Sanjani is exercising his legal right under Wyoming Statute 17-16-1602(a)(b) as a 9.1% shareholder to be granted access to and/or copies of the books and records of Peer to Peer Network. Andy Sanjani has given FOMO WORLDWIDE, INC. proxy to request access to and copies of the books and records of the Company under Wyoming Statute 17-16-1603(a) [Scope of inspection right].

Therefore, I request PTOP documents under Wyoming Statute 17-16-1602 that should include but not be limited to the following for the years 2019 through today, recognizing the state rules attached in Exhibit A to this correspondence:

●	Financial statements including P&L, statements of cash flows, balance sheets and exhibits and footnotes,
●	Transfer agent records for share issuances for compensation, equity and debt financing, conversions of debt into equity, and other,
●	Board resolutions and minutes,

●	Shareholder resolutions for all corporate actions, with accurate lists of votes by investor with names and contact information; tax ID #’s should be redacted to final four digits,
●	Monthly bank statements,
●	State and federal tax filings,
●	Shareholder presentations and letters,
●	Financing documents and agreements for private placements with supporting legal opinion letters,
●	Shareholder list and NOBO list as of today’s date obtained from the transfer agent and Broadridge,
●	Share structure and debt schedule tables at each shareholder vote and as of today,
●	Original Articles of Incorporation and Bylaws and all amendments to same,
●	Any other material records for operating the public company and business entity.

In addition, per Wyoming Statute, you are required to send the pertinent documents by electronic transmission. This means sending by email or uploading to a virtual data room/Dropbox. For reference, please see Wyoming Statute 17-16-1603 (b). Scope of inspection right. The right to copy records under W.S. 17-16-1602 includes, if reasonable, the right to receive copies by xerographic or other means, including copies through an electronic transmission if available and so requested by the shareholder.

Please provide electronic copies to my office in a virtual data room or similar capability via info@fomoworldwide.com. Please send all documents not available electronically within 5 business days to the following address:

FOMO WORLDWIDE, INC.

Attn: Vik Grover

831 W North Ave.

Pittsburgh, PA 15233

Thank you.

cc:	Dale Bergman, Esq. (FOMO WORLDWIDE, INC. SEC counsel),
Scott Olson, Esq. (Peer to Peer Network SEC counsel),
Secretary of State Wyoming,
Attorney General State of Wyoming
Andy Sanjani, CEO Think Latitude (owner of 1,662,455,448 common shares),
James Bento, former CEO, CFO & Secretary Peer to Peer Network (owner of 390,000,000 common shares),
Marc Lasky, former CEO Peer to Peer Network (owner of 135,529,500 common shares),
Michael Lasky, former Chairman Peer to Peer Network (owner of 34,812,500 common shares),
Vikram Grover, CEO FOMO WORLDWIDE, INC. (owner of 210,000,000 common shares).

Exhibit A – State of Wyoming Statute for Inspection of Records by Shareholders

17-16-1602. Inspection of records by shareholders.

(a) A shareholder of a corporation is entitled to inspect and copy, during regular business hours at the corporation’s principal office, any of the records of the corporation described in W.S. 17-16-1601(e) if the shareholder gives the corporation written notice of the shareholder’s demand at least five (5) business days before the date on which the shareholder wishes to inspect and copy.

(b) A shareholder who has been of record for at least six (6) months immediately preceding his demand and who shall be the holder of record of at least five percent (5%) of all the outstanding shares of a corporation is entitled to inspect and copy, during regular business hours at a reasonable location specified by the corporation, any of the following records of the corporation if the shareholder meets the requirements of subsection (c) of this section and gives the corporation written notice of the shareholder’s demand at least five (5) business days before the date on which the shareholder wishes to inspect and copy:

(i) Excerpts from minutes of any meeting of the board of directors, records of any action of a committee of the board of directors while acting in place of the board of directors on behalf of the corporation, minutes of any meeting of the shareholders, and records of action taken by the shareholders or board of directors without a meeting, to the extent not subject to inspection under W.S. 17-16-1602(a);

(ii) Accounting records of the corporation; and

(iii) The record of shareholders.

A shareholder may inspect and copy the records described in subsection (b) of this section only if:

(i) The shareholder’s demand is made in good faith and for a proper purpose;

(ii) The shareholder describes with reasonable particularity his purpose and the records he desires to inspect;

(iii) The records are directly connected with the shareholder’s purpose.

(d) The right of inspection granted by this section may not be abolished or limited, but may be expanded, by a corporation’s articles of incorporation or bylaws.

This section does not affect:

(i) The right of a shareholder to inspect records under W.S. 17-16-720 or, if the shareholder is in litigation with the corporation, to the same extent as any other litigant; or

(ii) The power of a court, independently of this act, to compel the production of corporate records for examination.

(f) For purposes of this section, “shareholder” includes a beneficial owner whose shares are held in a voting trust or by a nominee on his behalf.

17-16-1603. Scope of inspection right.

(a) A shareholder’s agent or attorney has the same inspection and copying rights as the shareholder he represents.

(b) The right to copy records under W.S. 17-16-1602 includes, if reasonable, the right to receive copies by xerographic or other means, including copies through an electronic transmission if available and so requested by the shareholder.

(c) The corporation may comply with a shareholder’s demand to inspect the record of shareholders under W.S. 17-16-1602(b)(iii) by providing the shareholder with a list of its shareholders that was compiled no earlier than the date of the shareholder’s demand.

(d) The corporation may impose a reasonable charge, covering the costs of labor and material, for copies of any documents provided to the shareholder. The charge may not exceed the estimated cost of production, reproduction or transmission of the records.